EXHIBIT 99.1

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Matthew Skelly 847-484-4573

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FORTUNE BRANDS ELECTS AMIT BANATI TO BOARD OF DIRECTORS

DEERFIELD, Ill. – July 13, 2020 – Fortune Brands Home & Security, Inc. (NYSE: FBHS), an industry-leading home and security products company, announced today that it has elected Amit Banati to its Board of Directors, effective September 21, 2020.

“We are excited to welcome Mr. Banati to Fortune Brands’ Board of Directors. His deep financial acumen,  general management and operations background and significant experience in the Asia Pacific region will be an asset to our business,” said Chris Klein, Executive Chairman, Fortune Brands. “Mr. Banati’s expertise and insights will further support our focus on driving shareholder value as we continue to grow.”

Mr. Banati is the Senior Vice President and Chief Financial Officer at Kellogg Company, a $13 billion global organization. Prior to becoming CFO, he was Kellogg’s President for Asia Pacific, Middle East and Africa. Before joining Kellogg Company in 2011, Mr. Banati held management, financial and strategic leadership roles at several major consumer products companies, including Mondelez, Cadbury Schweppes and Procter & Gamble. He holds a BA in Commerce from St. Xavier’s College in Calcutta, and an MBA from the Indian Institute of Management in Lucknow.

“Throughout his impressive career, Mr. Banati has demonstrated his ability to provide strategic direction, especially in dynamic situations,” said David Thomas, Lead Independent Director, Fortune Brands. “His perspective will be especially valuable as we continue to position our company for long-term success.”

About Fortune Brands

Fortune Brands Home & Security, Inc. (NYSE: FBHS), headquartered in Deerfield, IL., creates products and services that fulfill the dreams of home. The Company's operating segments are Plumbing, Cabinets, and Doors & Security. Its trusted brands include Moen, Riobel, Perrin & Rowe, Shaws, Victoria + Albert and Rohl under the Global Plumbing Group (GPG); more than a dozen core brands under MasterBrand Cabinets; Therma-Tru entry door systems, Fiberon composite decking and Master Lock and SentrySafe security products in the Doors & Security segment. Fortune Brands holds market leadership positions in all of its segments. Fortune Brands is part of the S&P 500 Index. For more information, please visit www.FBHS.com. To learn more about how Fortune Brands is embracing and accelerating its environmental, social and governance duties, please visit the Company’s ESG section and report at www.FBHS.com/global-citizenship.

Source: Fortune Brands Home & Security, Inc.

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